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                                                                    EXHIBIT 21.2

                    SUBSIDIARIES OF STERLING CHEMICALS, INC.

Owns 100% of:

Sterling Chemicals International, Inc., a Delaware corporation

Sterling Chemicals Energy, Inc., a Delaware corporation

Sterling Chemicals Marketing, Inc., a Virgin Islands corporation

Sterling Canada, Inc., a Delaware corporation

  Owns 100% of:

  Sterling Pulp Chemicals U.S., Inc., a Delaware corporation

  Sterling NRO, Ltd., an Ontario corporation

  Sterling Pulp Chemicals, Ltd., an Ontario corporation

    Owns 99% of:
      Sterling Pulp Industrial, L.L.C., a Delaware limited liability company(/1/)
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(/1/) The remaining 1% is owned by Sterling Canada, Inc.